[***] = CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED BECAUSE THE OMITTED PORTIONS ARE BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.1

AMENDMENT NO. 4 TO PHARMACY MASTER SERVICES AGREEMENT
THIS AMENDMENT NO. 4 (this “Amendment”) to the Agreement (as defined below) is entered into as of April 18, 2022 (the “Amendment Effective Date”) by and between Jazz Pharmaceuticals, Inc. with a principal place of business at 3170 Porter Drive, Palo Alto, CA 94304 (“Jazz Pharmaceuticals”) and Express Scripts Specialty Distribution Services, Inc. with a principal place of business at One Express Way, St. Louis, MO 63121 (“ESSDS”) (collectively, the “Parties,” or each separately, a “Party”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, Jazz Pharmaceuticals and ESSDS entered into that certain Pharmacy Master Services Agreement (the “Agreement”), dated July 1, 2020, pursuant to which ESSDS provides dispensing, distribution and other services for Xyrem and Xywav; and

WHEREAS, the Parties desire to amend the Agreement in order to allow ESSDS to perform dispensing, distribution and other services for Jazz Pharmaceuticals for Authorized Generic Product (as defined below).

NOW THEREFORE, in consideration of the above recitals, each of which is incorporated by this reference, the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Amendment to Definition of Average Daily Sales. Section 1.4 of the Agreement is hereby amended and restated in its entirety as follows:

“ “Average Daily Sales” shall mean the average number of commercial bottles of Xyrem and Xywav sold per day over the previous six (6) months, excluding all sales of Product (i) for dispensing to VA, and (ii) to Puerto Rico.”

2.Amendment to Definition of Bridge Benefit. Section 1.5 of the Agreement is hereby amended and restated in its entirety as follows:

“ “Bridge Benefit” shall mean the Jazz Pharmaceuticals’ or Authorized Generic Partner sponsored program that provides Product at no cost to eligible patients who are at risk of an interruption in therapy due to a change in their insurance circumstances.”

3.Amendment to Definition of Patient Assistance Program. Section 1.19 of the Agreement is hereby amended and restated in its entirety as follows:

“ “Patient Assistance Program” or “PAP” shall mean the Jazz Pharmaceuticals’ sponsored program that provides Xyrem or Xywav at no cost to eligible patients. Jazz Pharmaceuticals has sole discretion over the eligibility criteria and operation of the PAP. “PAP Patient” shall mean a Patient who has been approved as eligible to participate in the PAP.”

4.Amendment to Definition of PAP Order. Section 1.20 of the Agreement is hereby amended and restated in its entirety as follows:

“ “PAP Order” shall mean each shipment of Xyrem or Xywav by ESSDS to any PAP Patient in accordance with this Agreement.”

5.Amendment to Definition of Product. Section 1.25 of the Agreement is hereby amended and restated in its entirety as follows:

“ “Product” shall mean (a) Xyrem® (sodium oxybate) oral solution (“Xyrem”) and dosing kit, (b) Xywav™ (calcium, magnesium, potassium, and sodium oxybates) oral solution (“Xywav”) and dosing kit, and/or (c) for all purposes of this Agreement an Authorized Generic Product. However, references to Xyrem, Xywav, or Authorized Generic Product shall mean the specific product or products referenced.”

6.Amendment to Definition of REMS Documents. Section 1.28 of the Agreement is hereby amended and restated in its entirety as follows:

“ “REMS Documents” shall mean the approved XYWAV and XYREM REMS Documents, including both the XYWAV and XYREM REMS Document and the XYWAV and XYREM REMS Supporting Document, as well as any modifications or successors documents thereto as approved by the FDA.”

7.Amendment to Definition of REMS Program. Section 1.30 of the Agreement is hereby amended and restated in its entirety as follows:

“ “REMS Program” shall mean the XYWAV and XYREM REMS Program, as approved by the FDA, or any successor entity thereto as approved by the FDA, including successor entities including additional oxybate formulations, as described in the REMS Documents.”

8.Amendment to Definition of WAC. Section 1.40 of the Agreement is hereby amended and restated in its entirety as follows:

“ “WAC” shall mean the current wholesale acquisition cost of Xyrem or Xywav as provided by Jazz Pharmaceuticals. WAC does not include discounts, rebates or chargebacks. WAC may not be the actual acquisition cost.”

9.Amendment to Definition of Work Instructions. Section 1.42 of the Agreement is hereby amended and restated in its entirety as follows:

“ “Work Instructions” or “WIs” shall mean written work instructions of ESSDS, as of the Effective Date, or any others mutually agreed to by the Parties after the Effective Date, which provide detailed descriptions of the performance of certain tasks and Services that ESSDS will perform with respect to specific Product(s) (i.e., Xyrem, Xywav and/or Authorized Generic Product(s)).”

10.Addition of New Definitions. Article I of this Agreement is hereby amended by adding the following definitions as new Sections 1.43 and 1.44 of the Agreement, respectively:

1.43“ “Authorized Generic Partner” shall mean a third party pharmaceutical company that Jazz Pharmaceuticals has appointed as a distributor of Authorized Generic Product in the Territory, and to whom Jazz Pharmaceuticals will supply Authorized Generic Product, in each case, pursuant to certain written agreements between Jazz Pharmaceuticals and such third party pharmaceutical company.”

1.44“ “Authorized Generic Product” shall mean a generic product that: (a) contains 500 mg/mL sodium oxybate oral solution as the sole active ingredient; (b) is marketed in the Territory without use of the Trademarks (with the limited exception of REMS Program Items and syringes that bear the Trademarks); (c) is marketed by an Authorized Generic Partner in the Territory pursuant to the NDA 021196; and (d) is supplied by or on behalf of Jazz Pharmaceuticals to the Authorized Generic Partner.”
11.Amendment to Section 2.1. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Services. During the term of the Agreement, all commercial, non-clinical trial Product sold by Jazz Pharmaceuticals or an Authorized Generic Partner, or made available by Jazz Pharmaceuticals through the PAP, in the Territory will be dispensed exclusively through ESSDS pursuant to the terms of this Agreement. ESSDS agrees to provide those pharmacy and REMS services described in this Agreement and written Work Orders hereunder (the “Pharmacy Services”), including but not limited to pharmacy dispensing services, safety and support services, ancillary supply services, certain education services, and data reporting.

During the term of the Agreement, ESSDS agrees to provide other REMS services described in this Agreement and written Work Orders hereunder (the “REMS Pharmacy Services”), including but not limited to activities directed towards ensuring Jazz Pharmaceuticals’ and each Authorized Generic Partner’s compliance with the requirements of the REMS Program.

The Pharmacy and REMS Pharmacy Services (collectively, the “Services”) to be provided as of the Effective Date are described in written

Work Orders hereunder. These Services may be amended from time to time through the addition of a Work Order. Each Work Order will be numbered in consecutive order. Each Work Order will be deemed incorporated into this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Work Order, the terms of this Agreement will govern, unless the Parties have expressly agreed in the Work Order that the Work Order shall amend a specified section of this Agreement, in which case such amendment will only apply to such Work Order.

In addition to the Services set forth in the following, fully executed Work Orders to the Prior Master Services Agreement between the Parties, and for which services are ongoing, shall henceforth be considered Work Orders under this Agreement. Each of these Work Orders shall be subject to the terms and conditions set forth in this Agreement as if they were originally executed hereunder, except that the fees associated with these Work Orders are subject to the annual adjustment specified in Section 3.1, meaning that the fees charged at execution will be those fees agreed upon for calendar year 2020, [***].

For the avoidance of doubt, Jazz Pharmaceuticals’ commercial function shall have responsibility for Jazz’ Pharmaceuticals oversight of Pharmacy Services, and decisions related to changes to Pharmacy Services shall be directed by personnel in that function. For the avoidance of doubt, Jazz Pharmaceuticals’ non-commercial function of Pharmacovigilance, Quality and Safety shall have responsibility for Jazz Pharmaceuticals’ oversight of the REMS Pharmacy Services, and decisions related to changes to REMS Pharmacy Services shall be directed by personnel in that function. The Services provided by ESSDS pursuant to this Agreement and the Work Orders entered into by the Parties shall include the provision of Services by ESSDS on behalf of Authorized Generic Partners solely with respect to Authorized Generic Product(s).”

12.Amendment to Section 2.3. Section 2.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Exclusive Pharmacy. During the term of this Agreement, all commercial, non- clinical trial Product sold by Jazz Pharmaceuticals or an Authorized Generic Partner, or made available by Jazz Pharmaceuticals through the PAP, in the Territory will be dispensed exclusively through ESSDS pursuant to this Agreement. [***] Notwithstanding the foregoing, Jazz Pharmaceuticals may establish a third party pharmacy to make available commercial, non-clinical trial Product in the Territory if ESSDS does not, or cannot, meet Jazz Pharmaceuticals requirements for dispensing the Product in the Territory in accordance with the terms and conditions of the Agreement.”

13.Amendment to Section 2.4.1. Section 2.4.1 of the Agreement is hereby amended and restated in its entirety as follows:

[***]

14.Amendment to Section 4.1(b). Section 4.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Transfer of Title. Upon removal of the consigned Xyrem or Xywav by ESSDS from the product storage area to fulfill a Non-PAP Order, title to such Xyrem or Xywav shall pass to ESSDS and ESSDS shall be deemed to have purchased from Jazz Pharmaceuticals such Xyrem or Xywav. ESSDS shall confirm all such purchases and shipments of Xyrem and Xywav in writing to Jazz Pharmaceuticals on a weekly basis via purchase order, which will document all purchases of Xyrem and Xywav by ESSDS during the previous week. If a month ends in the beginning or middle of a week, ESSDS shall send an additional purchase order to Jazz Pharmaceuticals to confirm purchases of Xyrem and Xywav made as of the last day of each month. This transfer of title process applies only to Xyrem and Xywav that has not already been purchased as part of a Buy In option, as described in Section 4.2, where title transfers upon submission of a relevant purchase order.”
Upon removal of the consigned Authorized Generic Product by ESSDS from the product storage area to fulfill a Non-PAP Order, title to such Authorized Generic Product shall pass to the applicable Authorized Generic Partner, and then to ESSDS and ESSDS shall be deemed to have purchased from the applicable Authorized Generic Partner such Authorized Generic Product. ESSDS shall confirm all purchases and shipments of each Authorized Generic Product in writing to Jazz Pharmaceuticals on a weekly basis via written confirmation in a format substantially similar to Exhibit E, which will document all purchases of Authorized Generic Product by ESSDS during the previous week. For clarity, there shall be a separate written confirmation for purchases and shipments of each specific Authorized Generic Product. If a month ends in the beginning or middle of a week, ESSDS shall send an additional written confirmation to Jazz Pharmaceuticals to confirm purchases of each Authorized Generic Product made as of the last day of each month. This transfer of title process applies only to Authorized Generic Product that has not already been purchased as part of an agreement reached between an Authorized Generic Partner and ESSDS, where title transfers upon submission of a relevant purchase order.”
15.Amendment to Section 4.1(c). Section 4.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“Pricing of Non-PAP Orders. Subject to the restrictions set forth in Section 6.2 of this Agreement and any FDA requirement or other Applicable Law, ESSDS shall have the sole authority to determine pricing to Patients for Xyrem and

Xywav for Non-PAP Orders. Pricing to Patients for each Authorized Generic Product shall be subject to negotiation between ESSDS and each Authorized Generic Partner.”

16.Amendment to Section 4.1(d). A new Section 4.1(d) is hereby added to the Agreement as follows:

“Ordered Quantities. In order to ensure that ESSDS is able to properly fulfill Non- PAP orders with any Authorized Generic Product, during the term of this Agreement, Jazz shall provide ESSDS periodic updates setting forth the number of units of Product that each Authorized Generic Partner has agreed to purchase from Jazz Pharmaceuticals for the period of time covered by the particular update (the “AG Quantities”). In the event there are changes to the AG Quantities, Jazz Pharmaceuticals shall provide additional updates to ESSDS. ESSDS will not fulfill Non-PAP Orders with Authorized Generic Product in excess of the identified AG Quantities, except to the extent that ESSDS has received written permission from Jazz Pharmaceuticals to do so; and to avoid disruptions in patient care Jazz Pharmaceuticals will not unreasonably withhold consent. The process for Jazz Pharmaceuticals to provide the AG Quantities to ESSDS will be mutually agreed upon and captured in Work Instructions.

17.Amendment to Section 4.2. Section 4.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Buy In. ESSDS shall be offered an [***].

18.Amendment to Section 4.3. Section 4.3 of the Agreement is hereby amended and restated in its entirety as follows:

“PAP Orders. Subject to available space as determined by ESSDS, Jazz Pharmaceuticals will deliver to ESSDS at the Certified Pharmacy, at Jazz Pharmaceuticals’ own expense, sufficient quantities of Xyrem and Xywav to fulfill PAP orders. ESSDS will maintain a reasonable quantity of components on-site or nearby to allow product disbursements to occur in a timely and efficient manner. The Xyrem or Xywav shipped pursuant to PAP Orders shall be for the account of Jazz Pharmaceuticals, and title to such Xyrem or Xywav shall remain with Jazz Pharmaceuticals until confirmation of the PAP Order in ESSDS’ internal order processing system, at which time title will pass to the PAP Patient. ESSDS will fulfill PAP Orders as set forth in the applicable SOP and Business Rules.”

19.Amendment to Section 4.4. Section 4.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Risk of Loss. All risk of Product loss or damage during the time that such Product is at the Certified Pharmacy prior to the transfer of title to ESSDS pursuant to Section 4.1(b) shall be borne by Jazz Pharmaceuticals, except to the extent caused by the negligence or willful misconduct of ESSDS or its Affiliates. Payment to Jazz Pharmaceuticals by ESSDS (i) for Xyrem or Xywav lost or damaged while at the Certified Pharmacy after title to such Xyrem or Xywav has transferred to ESSDS pursuant to Section 4.1(b); or (ii) for Product that is lost or damaged as the result of ESSDS’ or its Affiliates’ negligence or willful misconduct shall be based on Jazz Pharmaceuticals’ actual replacement costs, as reasonably determined and documented by Jazz Pharmaceuticals.”

20.Amendment to Section 4.5. Section 4.5 of the Agreement is hereby amended and restated in its entirety as follows:

“Returns and Replacement. In the event that (a) Xyrem or Xywav is damaged or destroyed after the product was dispensed and shipped to the Patient pursuant to Section 4.1(b) and (b) such damage or destruction [***], ESSDS shall replace the Xyrem or Xywav to the Patient free of charge once the damaged Xyrem or Xywav is returned to ESSDS. ESSDS shall monitor all reports of lost Product for the potential for abuse or diversion in compliance with relevant SOPs and WIs. ESSDS will cooperate with state and federal authorities fully in any investigations of lost Product, and will promptly provide reports of such loss to Jazz Pharmaceuticals within one (1) week from ESSDS’ conclusion of its investigation. Where abuse or diversion is not suspected and the damage or destruction is the direct result of a defect [***], ESSDS will promptly replace the Xyrem or Xywav at no charge to the Patient once approved by the pharmacy. Such replacement of Xyrem or Xywav shall be considered a Non-PAP order and title to such product shall pass to ESSDS and ESSDS shall be deemed to have purchased such product from Jazz Pharmaceuticals upon removal of the consigned product to fulfill the product replacement Jazz Pharmaceuticals shall reimburse ESSDS for [***].

All Return or Replacement activities will be conducted in accordance with applicable SOPs, Work Instructions, and the REMS Documents. Applicable fees will apply to the processing and shipping of replacement Xyrem and Xywav and WAC price will be applied to the replacement Xyrem or Xywav, and record of the shipment will be kept in the Patient file. Upon receipt of damaged Product, ESSDS will keep damaged Product in a secure locked area in compliance with applicable SOPs, and will dispose of it using Jazz Pharmaceuticals’ reverse distributor vendor in compliance with applicable SOPs and Applicable Law. ESSDS will be responsible for covering any shipping costs associated with getting such Product to the reverse distributor for destruction. All other costs associated with the utilization of Jazz Pharmaceuticals’ reverse distributor vendor will be covered by Jazz Pharmaceuticals.”

21.Amendment to Section 4.6. Section 4.6 of the Agreement is hereby amended and restated in its entirety as follows:

“Expired Product. Jazz Pharmaceuticals will, at its cost, replace Product that expires prior to the purchase thereof by ESSDS. Jazz Pharmaceuticals will not replace expired Xyrem or Xywav once it has been purchased by ESSDS. ESSDS will dispose of or return expired Product as reasonably directed by Jazz Pharmaceuticals, in accordance with Applicable Law and applicable SOPs and WIs, and Jazz Pharmaceuticals shall promptly reimburse ESSDS for all reasonable out-of-pocket expenses incurred in complying with this Section.”

22.Amendment to Section 6.1. Section 6.1 of the Agreement is hereby amended and restated in its entirety as follows:

“6.1 Purchase Price of Products.

(a)Price of Product Purchased from Jazz Pharmaceuticals. With respect to all Xyrem or Xywav purchased by ESSDS from Jazz Pharmaceuticals pursuant to Section 4.1, ESSDS shall pay a purchase price to Jazz Pharmaceuticals [***]. Notwithstanding, ESSDS shall pay Jazz Pharmaceuticals [***].

(b)Price of Product Purchased from Authorized Generic Partners. The Parties understand and agree that ESSDS will enter into separate agreements with each

Authorized Generic Partner for the supply and pricing of each such Authorized Generic Partner’s Authorized Generic Product.”

23.Amendment to Section 6.2. Section 6.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Payment Terms. ESSDS shall have the right to establish the price at which it resells Xyrem and Xywav to Non-PAP Patients, and shall have all right title and interest in and to any amounts that ESSDS receives from third parties in connection with Xyrem and Xywav dispensed or distributed pursuant to Non-PAP Orders; provided, however, that the price at which ESSDS sells Xyrem and Xywav shall not exceed [***]. This limitation is intended solely to create an upper limit, and is not intended by either Party to indicate a desire, intent, or belief that the practice of pricing at, or near, this upper limit is sufficient to meet current marketplace demands. The Parties acknowledge the vast complexities of pricing within the pharmaceutical marketplace, and ESSDS represents that typical pricing conventions will apply (example: larger customers may receive better pricing). ESSDS shall make best efforts in all cases to negotiate in good faith with any third party payer in connection with the purchase of Xyrem or Xywav on terms that are commercially reasonable. The Parties have a shared desire to ensure Patients receive drug in a timely manner. From time to time Jazz Pharmaceuticals may become aware of specific third party payer issues that could impact Patients. In the event that Jazz Pharmaceuticals becomes aware of such issues, Jazz Pharmaceuticals may escalate those concerns through the Jazz Pharmaceuticals’ Head of US Market Access, directly to the ESSDS VP of Commercial Activity. ESSDS agrees to use best efforts to ensure such issues are quickly resolved. Nothing in this section shall be interpreted as Jazz Pharmaceuticals setting pharmacy pricing or taking any action inconsistent with provisions contained in Article 4.1(c), titled “Pricing of Non-PAP Orders”.”

24. Amendment to Section 8.6. Section 8.6 of the Agreement is hereby amended and restated in its entirety as follows:

“Data. ESSDS agrees to maintain the security and confidentiality of all Data, including any Personal Data, in accordance with all Applicable Laws, applicable agreements, patient release forms, consents, the provisions of this Agreement, the SOPs and all Work Orders. For the purposes of this Section, “Personal Data” shall mean computerized or electronic records as well as paper-based files in any medium or format collected by ESSDS in connection with the performance of Services, including but not limited to information received from any patient, health care professional, and other business-to-business customers or vendors that specifically identifies, or when used together with other available information identifies, a particular individual. Personal Data includes name, address, telephone number, fax number, Social Security number, DEA number, other government issued identifier, credit card information, insurance identification number, IP address, email address and information relating to the past, present or future health or condition (physical or mental) of an individual, but does not include information that is deidentified, encoded or made anonymous. The parties agree that Jazz Pharmaceuticals will not have any ownership in Personal Data created, collected or recorded by ESSDS in connection with the Services. ESSDS agrees that it will not utilize Personal Data outside the scope of this Agreement, provided however, that ESSDS and/or its Affiliates may use Personal Data in the aggregate or on a deidentified basis with other drug-use data, to the extent permitted by Applicable Law, without charge, for research, cost analysis and other internal purposes of ESSDS; provided that said use does not in any way compete with the business of Jazz Pharmaceuticals.

ESSDS will establish commercially reasonable controls to ensure the confidentiality of Confidential Information, Personal Data and Data, and to

ensure that Confidential Information, Personal Data and Data is not disclosed to any Authorized Generic Partner contrary to the provisions of this Agreement; provided, further, without limiting the foregoing, that ESSDS shall implement and/or maintain a comprehensive written information privacy and security program that includes appropriate administrative, technical and physical safeguards and other security measures appropriate to the size and complexity of ESSDS’ operations and the nature and scope of its activities that are designed to (a) ensure the security and confidentiality of Data; (b) protect against any anticipated threats or hazards to the security, confidentiality and integrity of Data; and (c) protect against unauthorized access to or use of Data that could result in the destruction, use, modification or unauthorized disclosure of Data.

25.Amendment to Section 9.3.4. Section 9.3.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Jazz Pharmaceuticals represents and warrants that: (i) all programs initiated by Jazz Pharmaceuticals (and not on behalf of an Authorized Generic Partner) and included as part of the Services, including any eligibility criteria for participation in any such programs, shall be structured in accordance with Applicable Law; and
(ii) Jazz Pharmaceuticals is responsible for the content of all materials provided by Jazz Pharmaceuticals for use or distribution in connection with the Services, including REMS Program Items, and Jazz Pharmaceuticals shall ensure that all such materials have received any required regulatory approvals, are educational and not promotional with respect to Xyrem or Xywav or providing Xyrem or Xywav- related or REMS Program-related information.”
26.Amendment to Section 10.1. Section 10.1 of the Agreement is hereby amended to add “(including Services relating to Authorized Generic Product)” in clause (a) immediately after “Jazz Pharmaceuticals.”

27.Amendment to Section 12.1. Section 12.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Indemnification by Jazz Pharmaceuticals. Subject to the terms hereof, Jazz Pharmaceuticals shall indemnify and defend ESSDS, its Affiliates, and their respective directors, officers, employees, agents, successors and permitted assigns, from and against any liabilities, damages, loss, judgments, settlements or expense (including reasonable attorney's fees) (collectively, “Losses”) as a result of any third-party claim, demand or action (collectively, “Claims”) to the extent arising from (a) the manufacture, sale or use of a Product; (b) the negligence, recklessness, or willful misconduct of Jazz Pharmaceuticals or any of its employees; (c) Jazz Pharmaceuticals’ failure to comply with its obligations under this Agreement; or

(d) Claims by an Authorized Generic Partner relating to the receipt by Jazz Pharmaceuticals of Data related to an Authorized Generic Product that is required to be transmitted by ESSDS to Jazz Pharmaceuticals under this Agreement (for clarity, this indemnification obligation does not apply to ESSDS’s transmission of any data or information that ESSDS should not disclose to Jazz Pharmaceuticals under this Agreement, such as confidential information or data, including the price at which an Authorized Generic Partner sells any Product to ESSDS, received by ESSDS pursuant to a separate agreement with an Authorized Generic Partner). Such obligation to indemnify, defend, and hold harmless shall not apply to the extent Losses or Claims are caused by ESSDS’ breach hereof, negligence, recklessness or willful misconduct.
28.Amendment to Section 13.4. Section 13.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Exclusivity and Non-Competition. Except for Services performed by ESSDS in connection with an Authorized Generic Product as set forth in a Work Order, from the Effective Date until twelve (12) months after the termination or expiration of this Agreement, ESSDS will not accept or participate in Services related to products related to products related to oxybate and oxybate salts and their derivatives with any other Party without the prior written consent of Jazz Pharmaceuticals. Except for Services performed by ESSDS in connection with an Authorized Generic Product as set forth in a Work Order, from the Effective Date until the termination or expiration of this Agreement, ESSDS will not accept or participate in Services related to products indicated for the treatment of cataplexy or excessive daytime sleepiness in narcolepsy or idiopathic hypersomnia.

29.Amendment to Exhibit A. Exhibit A is deleted in its entirety and replaced with the attached Exhibit A.

30.General. This Amendment constitutes an amendment in writing to the Agreement in accordance with Section 14.1 of the Agreement.

31.Governing Law. This Amendment, and any dispute related hereto, will be governed and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of another jurisdiction. In the event of any dispute between the Parties, prior to any Party commencing an action for damages, each Party will designate a representative and the representatives will meet in person or telephonically in a good-faith attempt to resolve their differences. Prior to such meeting, the complaining Party will provide a written explanation of the dispute.

32.Full Force and Effect. In the event of any conflict or inconsistency between the terms and provisions of the Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment will govern and prevail. Except as expressly provided in this Amendment, this Amendment does not in any way change, modify or delete the provisions of the Agreement (or the Parties’ rights, remedies or obligations thereunder), and all such provisions shall remain in full force and effect. On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment.

33.Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimile and pdf signatures will be considered original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed, effective as of the Amendment Effective Date.

JAZZ PHARMACEUTICALS, INC.	EXPRESS SCRIPTS SPECIALTY
DISTRIBUTION SERVICES, INC.

By: /s/ Ernie Ross	By: /s/ Joshua B. Parker
Name: Ernie Ross	Name: Joshua B. Parker
Title: Senior VP, U.S. Market Access	Title: VP
05-Apr-2022	04/04/2022 | 1:56 PM CDT

By:	RPM for JLD 4.4.22
Name:
Title:

[Signature Page to Amendment No.2 to Pharmacy Master Services Agreement]

EXHIBIT A

Trademarks

XYREM® (sodium oxybate)

866-XYREM88®

Jazz®

Jazz Pharmaceuticals, Inc.®

JP®

XYWAV®

JAZZ CARES®

MYWAV®

XYREM (SODIUM OXYBATE) ORAL SOLUTION CIII®

XYREM PATIENT SUCCESS PROGRAM®

XYREM SUCCESS PROGRAM®

And logos associated with the foregoing

EXHIBIT E

PRODUCT ID	DESCRIPTION	LOT NO.	PRICE SCHEDULE	UNITS	ORDERS

TOTAL ORDER

Lot No.	Bottles	Orders

Lot No.	Half Bottles